                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                  FORM SB-2/A
                               (Amendment No. 2)


                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                                   ----------

                                 EDENTIFY, INC.
                         (Name of issuer in its charter)

            NEVADA                         7389                      91-0179013
  State or other jurisdiction    (Primary Standard Industrial      (IRS Employer
incorporation or organization)    Classification Code Number)   Identification No.)

                              74 West Broad Street
                                    Suite 350
                               Bethlehem, PA 18018
                                 (610) 814-6830
          (Address and telephone number of principal executive offices)

                                Terrence DeFranco
                             Chief Executive Officer
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                               Kenneth R. Vennera
                               Chief Legal Officer
                              74 West Broad Street
                                    Suite 350
                               Bethlehem, PA 18018
                                 (610) 814-6832

Approximate date of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].



If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]



If this Form is a post-effective amendment filed pursuant to Rule 262(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]



If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]



                        CALCULATION OF REGISTRATION FEE



Title of each class of     Proposed Amount     Proposed maximum        Maximum        Amount of
     securities                  to              offering            aggregate      registration
  to be registered          be registered     price per unit (1)   offering price         fee
----------------------    ----------------    ------------------   --------------   ------------
Common stock par value
$.001                        2,000,000             $0.75            $ 1,500,000      $  160.50
                                                    1.50              3,000,000         160.50


Shares of Common stock
issuable upon conversion
and underlying Warrants     13,950,000             $0.75            $10,462,500      $1,119.49
                                                    1.50            $20,925,000      $1,119.49
                            ----------                              -----------      ---------
Total                       15,950,000                              $23,925,000      $2,559.98
                            ==========                              ===========      =========



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the average of the bid and asked prices of the common stock on the OTC Bulletin board on January 12, 2006.



Pursuant to Rule 416 of the Act, this registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of stock splits, stock dividends or other similar events.



The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a)of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                    Subject to Completion, dated ____________

                                   PROSPECTUS

                                   15,950,000

                             Shares of Common Stock

                                 EDENTIFY, INC.


Securityholders of Edentify, Inc. named under the caption "Selling Stockholders" may offer and sell up to 15,950,000 shares of our common stock. Of the shares offered approximately 13,950,000 shares will be issued in the future pursuant to warrants and convertible debentures presently outstanding. We will not receive any of the proceeds from the sale of shares by the selling stockholders.



Our common stock is quoted on the OTC Bulletin Board under the symbol EDFY.OB. On May 11, 2006 the price of the Common Stock was $1.50 per share.


NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Our common stock being offered by this prospectus involves a high degree of risk. You should read the "Risk Factors" section beginning on page 4 before you decide to purchase any common stock.

                         The date of this Prospectus is

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permit

                                TABLE OF CONTENTS


                                                                         Page
                                                                      ----------
Forward Looking Information Statement..............................        3
Risk Factors.......................................................        4
Use of Proceeds....................................................        8
Determination of Offering Price....................................        8
Capitalization.....................................................        8
Selling Securityholders............................................        9
Plan of Distribution...............................................        9
Legal Proceedings..................................................       11
Directors, Executive Officers, Promoters and Control Persons.......       11
Security Ownership of Certain Beneficial Owners and Management.....       13
Description of Securities..........................................       14
Experts and Counsel................................................       16
Our Business.......................................................       16
Managements Discussion and Analysis of Financial Condition and
Results of Operations..............................................       20
Selected Financial Information.....................................       21
Property...........................................................       27
Certain Relationships and Related Transactions.....................       27
Market for Securities and Related Stockholder Matters..............       27
Executive Compensation.............................................       28
Financial Statements                                                  F-1 - F-16


You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.




                           FORWARD-LOOKING STATEMENTS


Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements are subject to various known and unknown risks and uncertainties and we caution you that any forward-looking information provided by or on behalf of us is not a guarantee of future performance. Our actual results could differ from those anticipated by such forward-looking statements due to a number of factors, some of which are beyond our control. All forward-looking statements, which may be contained in this registration statement, are made as of the date that such statements are originally published or made, and we undertake no obligation to update any such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act,
Section 21E of the Exchange Act, and the Private Securities Litigation Reform Act of 1995.



Summary Information.





     Our Company (fka Budgethotels Networks, Inc.) entered into an agreement dated as of March 31, 2005 to acquire all of the outstanding capital stock of Edentify Inc., a privately-held Delaware corporation. The consideration consisted of $150,000 paid by Edentify to Budget (and assigned to Info Center Inc., a subsidiary of Budget) in exchange for the issuance of shares of common stock of Budget to the sole Edentify Shareholder and his nominees such that, in the aggregate, they would hold 88.2% of the outstanding common stock of Budget.





     Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, a public company traded on the Over-the-Counter Bulletin Board, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting form a reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).






     The acquisition, which was entered into to further the business of Edentify, resulted in the owners and management of Edentify having effective operating control of the combined entity after the Acquisition, with the existing Budget shareholders continuing as only minority shareholders.





     Edentify presently develops and deploys data analysis technology-based solutions for the prevention of identity theft and fraud.





     The securities being registered for resale in this Prospectus consist of common stock of the Company issued and issuable upon Conversion of Senior Secured Convertible Debentures and upon exercise of warrants offered by the Company in a series of financings more fully described in the section titled "Description of Securities" below.




     The Company's principal offices are located at 74 W. Broad St., Suite 350, Bethlehem, Pennsylvania 18018. Our main telephone number is (610) 814-6830 and our Company's website is www.edentify.us.

                                  RISK FACTORS



The following risk factors identify important factors that could cause our actual result to differ materially from those projected in the forward-looking statements made in this report. These risk factors make the offering speculative or risky. The risk factors listed are the material risks we believe investors should consider when deciding to invest in our business:




WE HAVE NOT YET COMMENCED SIGNIFICANT OPERATIONS AND MAY CONTINUE TO INCUR SUBSTANTIAL LOSSES AND OUR FUTURE PROFITABILITY IS UNCERTAIN.



      Significant operations have not yet commenced. As of December 31, 2005, the Company had $556 in earned revenue and our accumulated deficit was approximately $3,905,866. We have not yet generated significant revenues from our products and may incur substantial and increased losses in the future. The timing of the deployment and integration of our data analysis Solutions depends heavily on the time and resources available from our customers and delays caused thereby may impact the timing of our receipt of revenue. We give any assurance that we will ever achieve significant revenues from product sales or become profitable. We require, and will continue to require, the commitment of substantial financial and personnel resources to develop, market and sell our products. The cost of obtaining outside financing to continue operations is very costly. We cannot give any assurance that our product development, marketing and selling efforts will be successfully completed or be profitable.


WE MAY REQUIRE ADDITIONAL FINANCING WHICH MAY NOT BE AVAILABLE.


      The development, marketing and sales of our products will require the commitment of substantial resources to bring software products to market. As of December 31, 2005, we had approximately $1,242,225 in cash and cash equivalents and short-term investments (including $127,000 in restricted cash). These funds should be sufficient to meet our operating cash requirements including debt service for the near term. However, we may need to raise additional funds through additional equity or debt financing or from other sources in order to successfully develop, market and sell our software products. Additional debt financing will be very costly and additional equity financing may substantially dilute existing shareholders. Moreover there can be no assurances that we will be able to raise adequate funds, and this may have a material adverse effect on our ability to develop, market and sell our products and to continue operations.



WE HAVE RELATIONSHIPS WITH KEY VENDORS WHO HAVE PERMISSIBLE USE OF DATA WITHOUT WHICH WE CANNOT PROVIDE OUR SERVICES.



      The services and products we provide to customers require the use of large amounts of data for analysis purposes. Each score result that we generate for a customer on any one identity requires a scan of billions of records and it is important that we maintain relationships with certain key data providers and technology solution providers in the industry that are an integral part of our solutions. Given regulation of use of consumer data, the number of vendors with permissible use of such data in accordance with current federal and state privacy laws and regulations. Although they are reasonably interchangeable and replacement of a current Key Vendor with a competitor would not impact the quality of our product or services, the investment of time and financial resources necessary to do such replacement would significantly impact our ability to generate sales and in the interim, would suspend our ability to generate sales.



OUR DATA CENTER IS CONTROLLED BY SEISINT, A KEY VENDOR WHO PROVIDES HOSTING SERVICES FOR OUR DATA CENTER AND WE MAY NOT BE ABLE TO CONTROL SECURITY BREACHES OF CLIENT DATA.



     The services and products be provide for our customers requires an automated analysis of individual identity information in a secure data center. We have contracted with a vendor, Seisint, who maintains data center on our behalf on a contract basis and is responsible for maintaining the data center in adherence with the highest security standards. Although this vendor maintains a similar data center on behalf of itself and other customers, there is no guarantee that they will not be susceptible to breaches of security, which could greatly impact the relations we have with our customers. We do, however, have certain indemnifications from Seisint to mitigate this risk. See also "Material Agreements," below.



OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE.


     Based on our business and industry, we expect to experience significant fluctuations in our future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

          - our ability to attract new customers at a steady rate and maintain customer satisfaction,


          -    the ability to manage a long and unpredictable sales cycle,


          -    the demand for the products and services we intend to market,


          - the amount and timing of capital expenditures and other costs relating to the expansion of our operations,


          - the introduction of new or enhanced services by us or our competitors, and

          - economic conditions specific to the Technology, Internet, e-commerce or all or a portion of the technology market.

OPERATING IN A HIGHLY COMPETITIVE INDUSTRY, WE DEPEND UPON THE ABILITY OF OUR CURRENT BUSINESS PLAN TO REMAIN COMPETITIVE.



     The software industry is highly competitive, and has few barriers to entry. Although there are few competitors who offer the same or similar services of the type we offer, we can provide no assurance that additional competitors will not enter markets that we intend to serve, particularly since the identity fraud detection and prevention industry is one that is burgeoning and critical to current needs in the financial industry as influenced by regulatory agencies and present -day commerce.


     We believe that our ability to compete depends on many factors both within and beyond our control, including the following:

          -    the timing and market acceptance of our business model,

          -    our competitors' ability to gain market control,

          -    the success of our marketing efforts,






          - using current relations to extend all business sales and marketing,



          - consumer dissatisfaction with, or problems caused by, the performance of our products and solutions, and



          -    changes in government regulation of use of consumer data.



WITH PRESENT COMPANY SIZE, OUR STRATEGIC PLANNING, FINANCING, AND TECHNICAL EXPENSE IS CONCENTRATED AND WE DEPEND ON CERTAIN KEY EMPLOYEES TO CONTINUE OPERATIONS.



     Our future performance will depend significantly on the continued service and performance of our director and Chief Executive Officer, Terrence DeFranco our Chief Operating Officer, Thomas Harkins and our Senior V.P. of Technology, Christopher williams. Although we have employment agreements with each of the foregoing, the loss of the services of any of these individuals could seriously impair our ability to operate our business, compete in our industry and improve our products and services.



AS WE EXPAND OUR OPERATIONS, WE MAY NEED THE SERVICES OF A FULLTIME CHIEF FINANCIAL OFFICER, OTHERWISE IT MAY LEAD TO DIFFICULTY IN COMPLYING WITH APPLICABLE REGULATIONS



      We presently rely on the services of an independent contractor who is a certified public accountant, in conjunction with our Controller, who is a fulltime employee to ensure that our financials accurately recorded, processed, summarized and reported within the time periods specified by U.S. Securities and Exchange Commission rules and regulations. As we expand our operations, we may need the services of a fulltime Chief Financial Officer. If we are not able to retain a fulltime Chief Financial Officer for any reason, it will become much more difficult for us to comply with the applicable securities regulations.



WE MUST CONTINUE TO ATTRACT, TRAIN, MOTIVATE AND RETAIN PERSONNEL WITH TECHNICAL EXPERTISE AND WITH EXPERIENCE IN THE REGULATED USE OF CONSUMER DATA.



      In order to be successful, especially given the highly competitive nature of our industry, we must attract, train, motivate and retain highly qualified personnel skilled in technology and the regulated use of consumer information, particularly in the areas of sales and marketing. Because the competition for qualified employees is intense, hiring, training, motivating, retaining and managing employees with the strategic and technical skills we need is both time-consuming and expensive. If we fail to attract, train and retain key personnel, we may experience delays in marketing and commercialization of our products and services.


BECAUSE OUR PRODUCTS RELY ON TECHNOLOGY THAT WE OWN, OUR BUSINESS WILL SUFFER IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS TO THAT TECHNOLOGY AGAINST INFRINGEMENT BY COMPETITORS.

     To protect our intellectual property rights, we rely on a combination of copyright and trade secret laws and restrictions on disclosure. Despite our efforts to protect our proprietary rights, unauthorized parties may copy or otherwise obtain and use our technology and solutions. Monitoring unauthorized use of our solutions is difficult and the steps we have taken may not prevent unauthorized use of our technology, particularly in foreign countries where the laws may not protect our proprietary results as fully as in the United States. If we fail to protect our intellectual property from infringement, other companies may use our intellectual property to offer competitive products at lower prices. If we fail to compete effectively against these companies, we could lose customers and experience a decline in sales of our solutions and revenues.


EFFORTS TO PROTECT OUR INTELLECTUAL PROPERTY AGAINST POTENTIAL INFRINGEMENT BY OTHERS AS WELL AS DEFENDING OUR INTELLECTUAL PROPERTY FROM POTENTIAL INFRINGEMENT CLAIMS BY OTHERS MAY CAUSE US TO BECOME INVOLVED IN COSTLY AND LENGTHY LITIGATION.


     Although we are not currently involved in any intellectual property litigation, we may become party to litigation in the future either to protect our intellectual property or as a result of an alleged infringement by us of the intellectual property of others. These claims and any resulting litigation could subject us to significant liability or invalidate our ownership rights in the technology used in our solutions. Litigation, regardless of the merits of the claim or outcome, could consume a great deal of our time and money and would divert management time and attention away from our core business.

     Any potential intellectual property litigation could also force us to do one or more of the following:

          - stop using the challenged intellectual property or selling our products or services that incorporate it

          - obtain a license to use the challenged intellectual property or to sell products or services that incorporate it, which could be costly or unavailable

          - redesign those products or services that are based on or incorporate the challenged intellectual property, which could be costly and time consuming or could adversely affect the functionality and market acceptance of our products

If we must take any of the foregoing actions, we may be unable to sell our solutions, which would substantially reduce our revenues.

WE MUST DEVELOP, PRODUCE AND ESTABLISH NEW PRODUCTS AND SERVICES THAT KEEP UP WITH RAPID TECHNOLOGICAL CHANGE, ALL OF WHICH MAY REQUIRE TREMENDOUS AND ADAPTABLE INTELLECTUAL CAPITAL AND RAPID, LARGE-SCALE INVESTMENT THAT MAY NOT BE READILY AVAILABLE.

     The market for Internet services, business-to-business e-commerce, and risk management solutions is characterized by rapid technological changes, frequent software changes, frequent new products and service introductions and evolving industry standards. The introduction of services embodying new processes and technologies and the emergence of new industry standards can rapidly render existing services obsolete and unmarketable. Our success in adjusting to rapid technological change will depend on our ability to:

          - develop and introduce new products and services some of which may be very expensive or untried that keep pace with technological developments and emerging industry standards;

          - address the increasingly sophisticated and varied needs of customers;

          -    retain and train highly-technical personnel; and

          -    possibly acquire companies with new technology.

Due to inadequate technical expertise, insufficient finances or other reasons, we may be unable to accomplish these tasks. Such failure would have a material adverse effect on our operating results and financial condition.


THE MARKET PRICE OF OUR COMPANY STOCK HAS BEEN VOLATILE AND SUCH VOLATILITY MAY INCREASE.


     The market price of our common stock has in the past been, and may in the future continue to be, volatile. A variety of events may cause the market price of our common stock to fluctuate significantly, including:

          -    quarter-to-quarter variations in operating results,

          -    adverse news announcements; and

          -    the introduction of new products and services.


     For the 12-month period ended December 31, 2005, the price of our common stock has ranged from $0.31 to $2.08 per share on a Post-Reverse-Split basis. We expect the price of our common stock to remain volatile. The average daily trading volume of our common stock varies significantly. Our relatively low average volume and low average number of transactions per day may affect the ability of our stockholders to sell their shares in the public market at prevailing prices and a more active market may never develop.


     In addition, the stock market in recent years has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many companies in our business and that often have been unrelated to the operating performance of such companies. These market fluctuations may adversely affect the price of our common stock.


WE WILL CONTINUE INCUR INCREASED COSTS RESULTING FROM ADDITIONAL FEDERAL, STATE AND MARKETPLACE REGULATION THAT MAY, AT THE TIME OF THE IMPLEMENTATION, BE A SIGNIFICANT PERCENTAGE IN RELATION TO OUR REVENUE.



     As a public company, we will continue to incur significant legal, accounting and other expenses. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), as well as new rules implemented by the Securities and Exchange Commission and NASDAQ including but not limited to the enforcement of Section 404 of the Sarbanes-Oxley Act and the implementation of more stringent controls and procedures over the Company's operations in order to remain in compliance therewith. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities such as quarterly year-end closing of books more time-consuming and costly. We also expect these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.



THE REGULATORY ENVIRONMENT FOR COMPANIES THAT PROCESS CONSUMER IDENTITY INFORMATION MAY CREATE ADDITIONAL COSTS THAT MAY IMPACT OUR ABILITY TO GENERATE REVENUE



     Because of the importance of protecting privacy and the ever increasing regulatory restrictions placed on use (and re-use) of the date that we utilize in processing our solutions, as well as the continual changes in such restrictions, it is difficult to predict how such changes or additional restrictions may impact our operating costs. These costs include, among others, legal and administrative costs as well as additional or increased fees to license the use of information as a result of sources of such information becoming more limited as a result of regulatory restrictions. At present, the management of such costs is permits Commercially viable operations as contemplated by our management. There is no assurance, however, that dramatic or unexpected changes in such costs may not impact our ability to generate profit or even permit our operations to generate revenue. Management is constantly vigilant with respect to remaining current with respect to changes in law and regulations that affect our business.

Use of Proceeds


     We will not receive any proceeds from the sale of shares owned by the selling stockholders but may receive proceeds upon exercise of the warrants which will be utilized for working capital.


Determination of Offering Price



     The Offering price was determined by taking the average of the bid and offer prices for the Company's common stock as reported on the Over-the-Counter Bulletin Board on May 11, 2006.



Capitalization


                              Capitalization Table


                                                                   A/o December 31,
                                                                          2005
                                                                   -----------------
DEBT AND STOCKHOLDERS' EQUITY
Short-Term Debt:
   Note Payable due Sept. 2, 2006 (Prime rate - 7.0% as of
      Dec. 31, 2005)                                                  $   127,000
   10% Note Payable due on March 31, 2006                                 260,000
   8% Convertible Debenture due Dec. 31, 2006, net of discount        $   150,000
                                                                      -----------
Total short-term debt                                                 $   537,000

Convertible Debentures:
   8% Convertible Debenture due April 21, 2007, net of discount           200,000
   6% Convertible Debenture due August 29, 2007, net of discount          166,667
   6% Convertible Debenture due Dec. 10, 2007, net of discount             43,750
                                                                      -----------
Total long-term debt                                                  $   410,417

Stockholders' equity:
Common stock, $0.001 par value; 50,000,000 shares authorized;
   24,851,425 shares issued and outstanding                           $    24,851
Additional paid-in capital                                              8,459,289
Accumulated deficit during development stage                           (3,905,866)
                                                                      -----------
Total stockholders' equity                                            $ 4,578,274
                                                                      -----------
Total Capitalization                                                  $ 6,282,227
                                                                      -----------

Selling Security Holders


Set forth below is a description of the transactions pursuant to which securities were issued to the selling stockholders as well as additional information.

Included in the number of shares of the selling stockholders are shares issuable (or issued) upon conversion of warrants and convertible debentures as of March 31, 2006.

The selling stockholders acquired or will acquire (upon conversion and/or exercise) the shares of common stock that are being registered as part of the December, 2004, April, 2005 (both assumed from Edentify, Inc., Delaware as part of the acquisition of Budgethotels Network, Inc.), August, 2005 and December, 2005 issuances of securities in private placements, each of which offering consisted of the issuance of senior debentures convertible into shares of common stock of the Company and warrants to receive shares of common stock of the Company. See further the section titled "Description of Securities" (Convertible Debentures) below. The transaction in which each selling stockholder participated is indicated in the table below by way of footnote.


With the exception of Bridges & Pipes, Busihdo Capital, and Gamma Capital Opportunity Fund, L.P., which were investors in the private company, Edentify, Inc. prior to the acquisition of Budgethotels Network, Inc. (see "Certain Relationships and Related Party Transactions" below), there is no prior material relationship between the other selling stockholders and the Company.




The following table contains information concerning the beneficial ownership of our common stock by the selling stockholders. The table assumes all of the shares being offered will be sold and unless otherwise described these shareholders do not own any additional shares of our common stock. Because the selling stockholders may sell all, some or none of the shares that it holds, the actual number of shares that will be sold by the selling stockholders upon or prior to termination of this offering may vary. The selling stockholders have not sold, transferred or otherwise disposed of any their shares since the date on which they provided the information regarding their common stock in transactions exempt from the registration requirements of the Securities Act. None of selling shareholders is an affiliate of a broker-dealer. Each of the sellers of the securities hereunder have represented to the Company that at the time of their purchase they had no agreement or understanding directly or indirectly with any person, to distribute the securities. Additional information concerning the selling stockholders may be set forth from time to time in prospectus supplements to this prospectus.



Identity of                                              Shares Offered        % Owned
Stockholder or Group Name                                      (1)(2)        Post-offering
-------------------------                                --------------      -------------
Bridges & Pipes, LLC (4)(B)                                   625,000            2.2 %
Bushido Capital Master Fund, L.P. (5)(A)(B)(C)              5,962,500            4.99%(8)
Gamma Capital Opportunity Fund, L.P. Class A (6)(A)(C)      2,000,000            1.75%(8)
Gamma Capital Opportunity Fund, L.P. Class C (6)(B)(C)      3,562,500            3.14%(8)
Janis KalnAjs (D)                                             200,000              (3)
Nina Kuper (D)                                                200,000              (3)
Dr. Michael LaSalle (D)                                       200,000              (3)
Ralph Sutcliffe (D)                                         1,200,000            4.2 %
Whalehaven Capital (7)(D)                                   2,000,000            4.99%(8)



(1) Shares issued or issuable in connection with securities acquired in our convertible debenture stock private placement. These include shares subject to warrants.



(2) No shareholder was the beneficial owner of any shares of common stock except those being offered for resale in this Registration Statement.



(3)  less than 1%.



(4) David Fuchs, Director exercises voting and/or investment power for this entity.



(5) Christopher Rossman, Managing Director exercises voting and/or investment power for this entity.



(6) Jonathan P. Knight, President & Director exercises voting and/or investment power for this entity.



(7) Evan Schemenauer, Director exercises voting and/or investment power for this entity.



(8) Both the Convertible debenture and warrant contain provisions that prohibit conversion or exercise if, upon such conversion or exercise the purchases would own greater than 4.99% of the outstanding shares of our common stock. Because of this prohibition these holders do not own 5% or more of our common stock.



(A) December, 2004 offering (Closing Date and Securities Issued as of December 31, 2004)

(B)  April, 2005 offering (Closing Date and Securities Issued as of April 21,
     2005)

(C)  August, 2005 offering (Closing Date and Securities Issued as of August 29,
     2005)

(D) December, 2005 offering (Closing Date and Securities Issued as of December 10, 2005)


Plan of Distribution


     Each Selling Stockholder (the "Selling Stockholders") of the common stock ("Common Stock") of the Company and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on the Trading Market or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     - settlement of short sales entered into after the date of this prospectus;

     - broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale;

     - through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

     -    any other method permitted pursuant to applicable law.

     The Selling Stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus, subject however to Rule 145 which states that the holding period begins anew as of the date of the acquisition that resulted in the securities becoming public securities.

     Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NADSR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

     In connection with the sale of the Common Stock or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The Selling Stockholders may also sell shares of the Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

     The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

     The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the shares. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Because Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each Selling Stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the Selling Stockholders.

     We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the Selling Stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of two business days prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the Common Stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.


Legal Proceedings


     There are no existing or threatened legal proceedings involving the Company or our subsidiaries.


Directors, Executive Officers, Promoters and Control Persons


                                   MANAGEMENT

The current officers and directors of the Company are as follows:

NAME                 AGE                      POSITION
----                 ---                      --------
Terrence DeFranco     39   Chairman, Chief Executive Officer, Director
Thomas J. Harkins     48   Chief Operating Officer
Kenneth R. Vennera    39   Chief Legal Officer/General Counsel, Secretary
Michael Preston       60   Director
Eric Gertler          43   Director
Mark C. Gelnaw        48   Director

Terrence M. DeFranco
Chairman and Chief Executive Officer

Terrence DeFranco is currently (and has been since August, 2004) the Chairman, Chief Executive Officer and founder of Edentify, Inc. Prior to founding Edentify, Inc., from 2002 through 2004, Mr. DeFranco was Chairman and CEO of Titan International Partners, a merchant banking and research firm focused on providing corporate and strategic advisory services and equity and debt financing to small-cap and middle market companies.


His background is primarily in the area of corporate finance, previously serving from 1999 to 2002 as head of investment banking for Baird, Patrick & Co., Inc., a 50-year old NYSE Member firm and head of investment banking and founding partner of Burlington Securities Corp., a New York based investment banking and institutional equity trading firm.


Mr. DeFranco began his career on Wall Street in 1991 with PaineWebber, Inc., now UBS PaineWebber. Mr. DeFranco has been an active principal investor, senior manager and advisor to many early-stage companies and has extensive experience in dealing with issues related to the management and operations of small public companies. Mr. DeFranco is a graduate of the University of North Carolina at Chapel Hill with a BA in Economics, has completed coursework toward the Masters in Business Administration and Economic Crime and Fraud Management at Utica College in New York, home of the Economic Crime Institute, and is an Associate Member of the Association of Certified Fraud Examiners.

Thomas J. Harkins
Chief Operating Officer


During the four years prior to his employment with Edentify, Inc. as Chief Operating Officer (which commenced in July, 2005), Mr. Harkins was the Vice President of Security and Risk Management at MasterCard International, Inc., an international credit card company.


While at MasterCard International, Inc., Mr. Harkins developed and implemented the global Risk Assessment Management Program to improve member profitability and decreased fraud losses. This program defined key metrics, established stretch improvement standards and outlined change initiatives to drive results. It is recognized as an industry benchmark. Prior to his promotion to Vice President at MasterCard International, Mr. Harkins held the positions of Finance and Risk Management Officer and Director of Risk Management.

Mr. Harkins began his career at Citibank, N.A. with a series of assignments involving finance, risk management and marketing. Mr. Harkins is a graduate of Fordham University with a BS in Finance and Economics and is a prior Board Member of the National Foundation for Consumer Credit.

Kenneth R. Vennera
Chief Legal Officer/General Counsel

Mr. Vennera has been General Counsel to the firm since January of 2006. He has been a practicing attorney since 1994 and is admitted to the bar in Pennsylvania, New Jersey, Washington, DC and New York. He holds a Juris Doctor degree from Widener University School of Law, 1994, where he was a Research Editor for the Delaware Journal of Corporate Law and a member of the Moot Court Honor Society. He also holds a Master of Laws in Taxation from Villanova School of Law, 1997. Mr. Vennera graduated from the Wharton School of the University of Pennsylvania with a Bachelor of Science degree in Economics in 1989.


Prior to joining the Company, from 2004 through January, 2006, Mr. Vennera was a senior associate with the law firm of Flamm, Boroff & Bacine, P.C. in Blue Bell, Pennsylvania Mr. Vennera was a senior associate with the law firm of Hunt & Ayres, LLP in Philadelphia, Pennsylvania from 2003 to 2004. Prior to this, from 2000 through 2002, Mr. Vennera was a senior associate with Reed Smith, LLP in the Corporate and Securities Department of their Manhattan office. Mr. Vennera also worked for PricewaterhouseCoopers in their Tax Consulting Department prior to joining ReedSmith.



Michael D. Preston
Director

Mr. Preston is and has been, since 1994, a principal of Alberdale & Co., a corporate finance company regulated by the Financial Services Authority in the United Kingdom, Chief Executive Officer of Image Innovations Holdings, Inc., a publicly-traded sports and entertainment art and collectibles business in the USA (since March, 2005) and a Director of Phosphagenics Limited, a biotechnology company whose shares are traded on the Australian and UK stock markets (since November, 2004).

Prior to becoming a principal of Alberdale, Mr. Preston held senior management positions with several middle market and small capitalization companies, of several of which he was a founder, with particular focus on corporate strategy and finance. Mr. Preston became a Fellow of the Institute of Chartered Accountants in England and Wales while employed at PriceWaterhouse & Co. in England. Additionally, Mr. Preston is a graduate of Oxford University.

Eric J. Gertler
Director


Mr. Gertler has been the Chief Executive Officer of BlackBook Media Corporation since March of 2004, the publisher of BlackBook Magazine and the BlackBook List guides to New York, Los Angeles, San Francisco and Miami and is the Managing Partner of EJG Enterprises, a consulting firm to media companies and banks in the area of privacy and individual personal security.



Mr. Gertler is the author of Prying Eyes: Protect Your Privacy From Those That Sell To You, Snoop on You, and Steal from You, July 2004, The Random House
Information Group. Previously, from         through 2004, Mr. Gertler served as
President and Chief Executive Officer of Privista, a credit management and identity theft protection company, and was President of U.S. News & World Report, Fast Company, and The Atlantic Monthly.


Mr. Gertler is a graduate of Brown University with an AB in International Relations and Economics, received a graduate degree in Political Science from Institut D'Etudes Politiques, Paris, France, received a graduate law degree in international law from La Sorbonne, Universite de Paris, Paris, France and received a JD from American University.


Mark C. Gelnaw
Director



     In addition to being a director for Edentify, Mr. Gelnaw has over 25 years of experience in the financial services industry having held senior positions at Deutsche Bank, Lehman Brothers, Salomon Brothers and Andersen Consulting (currently known as Accenture). From October, 1996 through May, 2005, Mr. Gelnaw held various senior management positions at Deutsche Bank including Global Head of Business Development and Head of Strategic Funds. During this period, Mr. Gelnaw also served as Chief Operating Officer for Deutsche Bank's Asset Management and Deutsche Bank's Equity divisions where he was involved in all aspects of the business including structuring, marketing, investment management, due diligence as well as serving as a liaison with all the service functions that interface with the business processes. While he was Chief Operating Officer of the Equity Division of Deutsche Bank, the business grew in less than three years from a loss 40 million euros to a net profit of over 2.5 billion euros. Mr. Gelnaw was responsible for the acquisition of the NatWest Derivative businesses and played a lead role in the acquisition of Bankers Trust. Mr. Gelnaw served on the Firm's Divisional Executive Committees and was member of the Firm's top 40 professional charged with establishing the business mission and strategy.



     In addition to operating in the capacity of a Chief Operating Officer for numerous Deutsche Bank businesses, Mr. Gelnaw held specific business responsibilities including Global Head of Equity Finance and the Global Head of Proprietary Trading for the Equity Division. The proprietary trading grew under Mr. Gelnaw's leadership both in terms of revenues ($220 to over $500 million) by increasing global reach while the Finance function grew from just $15 million in revenues to over $245 million in less than two years.



     Mr. Gelnaw began his venture career while employed at Deutsche Bank in 1997. Mr. Gelnaw was the fund manager for the Angel Fund, a focused fund which captured emerging technology ventures in cooperation with Stanford University. Mr. Gelnaw later combined this fund together with other DB alternative funds to form the "Strategic Funds" which were marketed to investors through the bank's Private Client Group and Asset Management divisions.



     Mr. Gelnaw is graduate of Georgetown University where he earned a BSBA in Accounting. Mr. Gelnaw currently serves on the board of various companies and charities. In particular, Mr. Gelnaw focuses on supporting charities whose mission is to cure diseases that primarily afflict children.


                                 AUDIT COMMITTEE

     Presently, the Board of Directors acts as the Audit Committee as permitted by the rules of the Securities & Exchange Commission. We plan to establish an Audit Committee consisting of three independent directors as soon as practical as the board is expanded.


                                 CODE OF ETHICS



      On March 10, 2006, the Company adopted a Code of Business Conduct and Ethics that applies to all employees, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.



Security Ownership of Certain Beneficial Owners and Management


     The following table sets forth--

     - each person who is known by us to be the owner of record or beneficial owner of more than 5% of its outstanding Common Stock;

     -    each of our directors and each of our executive officers;

     -    all of our directors and executive officers as a group; and

     - the number of shares of Common Stock beneficially owned by each such person and such group and the percentage of the outstanding shares owned by each such person and such group.

     As used in the table below and elsewhere in this Memorandum, the term beneficial ownership with respect to a security consists of sole or shared voting power, including the power to vote or direct the vote and/or sole or shared investment power, including the power to dispose or direct the disposition, with respect to the security through any contract, arrangement, understanding, relationship, or otherwise, including a right to acquire such power(s) during the next 60 days following the date of this Memorandum. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment powers with respect to the shares indicated.

     Except as otherwise noted below, the address of each of the persons in the table is c/o 74 West Broad Street, Bethlehem, PA 18018.

NAME OF BENEFICIAL OWNER (1)                       NUMBER OF SHARES (3)   PERCENT OWNED
----------------------------                       --------------------   -------------
Terrence DeFranco (2,3)                                  8,262,754            22.46%
Face2face, Inc.                                          7,500,000            20.39%
All of our directors and executive officers as a
   group (1 person)                                      8,262,754            22.46%


----------

(1) Each of Bushido Capital Master Fund, L.P., Gamma Capital Opportunity Partners, L.P., Class A Gamma Capital Opportunity Partners, L.P., Class C and Whalehaven Capital, LP own Convertible debentures and warrants of the Company that contain provisions that prohibit the conversion or exercise of such debenture or warrant, if such conversion or exercise would cause any of them to own 4.99% or more of the outstanding shares of common stock of the Company. As a result none of the forgoing beneficially own more than 5% of our shares of common stock.



(2)  Executive Officer



(3)  Director



(4) Does not include exercise of vested options to purchase shares of Common Stock and conversion of debentures into Common Stock. Mr. Defranco currently has options vested entitling him to acquire 416,667 Shares of Common Stock.



Description of Securities.


GENERAL


          At the date hereof the Company is authorized by our certificate of incorporation to issue an aggregate of 50,000,000 shares of Common Stock, par value $.001.


COMMON STOCK

          Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is cumulative voting for the election of directors. Subject to the prior rights of any class or series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably, dividends when, as, and if declared by our board of directors out of funds legally available for that purpose and, upon our liquidation, dissolution, or winding up, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully-paid and nonassessable. In the event we were to elect to sell additional shares of Common Stock following this Offering, investors in this Offering would have no prior right to purchase additional shares. As a result, their percentage equity interest in the Company would be diluted.

          The shares of Common Stock offered in this Offering and issuable upon exercise of the Warrants will be, when issued and paid for, fully paid and not liable for further call or assessment. Holders of the Common Stock will have cumulative voting rights, which means that shareholders may aggregate all of the votes (across candidates) and cast them for a single candidate for the board of directors as opposed to voting for each seat individually. Except as otherwise required by Delaware law, all stockholder action is taken by the vote of a majority of the outstanding shares of Common Stock voting as a single class present at a meeting of stockholders at which a quorum consisting of a majority of the outstanding shares of Common Stock is present in person or proxy.

WARRANTS

          The Company has issued warrants for 7,975,000 shares of Common Stock in connection with offerings of convertible debentures to investors, of which 2,000,000 have been exercised as of the date of this report.

CONVERTIBLE DEBENTURES

          The Company has issued four series of convertible debentures.


          The December, 2004 issuance of convertible debentures (assumed from Edentify, Inc.) consisted of the issuance of an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 8% per annum of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009.



          The April, 2005 issuance of convertible debentures (assumed from Edentify, Inc.) consisted of an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2008, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 8% per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010.



          The August, 2005 issuance consisted of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2008, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 6% Per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010.



          The December, 2005 issuance consisted of $1,050,000 in principal amount of 6% senior convertible debentures due on December 10, 2008, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement. Interest is due quarterly at the rate of 6% Per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,100,000 shares of common stock at a price of $0.50 per share at any time commencing on December 10, 2005 through December 10, 2010.


SHARES ELIGIBLE FOR FUTURE RESALE


          As of April 30, 2006, we had an aggregate of 25,573,425 shares of our common stock issued and outstanding, of which approximately 22,682,253 share are "restricted securities". These shares may be sold only in compliance with Rule 144 under the Securities Act 1933, as amended, or other exemptions from registration requirements of the Securities Act. Rule 144 provides, in essence, that a person holding restricted securities for a period of one year after payment there for may sell, in brokers' transactions or to market makers, an amount not exceeding 1% of the outstanding class of securities being sold, or the average weekly reported volume of trading of the class of securities being sold over a four-week period, whichever is greater, during any three-month period. Persons who are not our affiliates and who had held their restricted securities for at least two years are not subject to the volume or transaction limitations. Substantially all of our presently issued shares will be capable of sale pursuant to Rule 144 at year end subject to the foregoing limitations. In addition, the shares offered hereby including shares issuable subject to the warrants and convertible securities, could add over 15,950,000 free trading shares. The sale of a significant number of these shares or the shares eligible for resale under Rule 144 in the public market may adversely affect prevailing market prices of our shares.

STOCK SYMBOL; TRADING OF COMMON STOCK

          Our Common Stock is listed on the Over-the-Counter Bulletin Board with the assigned symbol "EDFY" however, trading is very light.

LEGAL COUNSEL

          Outside legal counsel for the Company is the law firm of Flamm, Boroff & Bacine, P.C., 794 Penllyn Pike, Blue Bell, Pennsylvania 19422.

AUDITORS

          Our financial statements included in this prospectus and elsewhere in the registration statement, to the extent and for the periods indicated in their respective reports, have been audited by Cinnamon Jang Willoughby & Company, Metrotower II, 900-4720 Kingsway, Burnby, British Columbia, V5H4N2 Canada independent certified public accountants, whose reports thereon appear elsewhere herein and in the registration statement

TRANSFER AGENT

          The transfer agent for our common stock is Computershare Trust Company, Inc. of 350 Indiana Street, Suite 800, Golden, Colorado 80401. Their telephone number is (303) 262-0600.


Interest of Named Experts and Counsel


          No expert or counsel for the Company has received a continent fee or an interest in the Company in connection with services provided to the Company.


Disclosure of Commission Position on Indemnification for Securities Act Liabilities.


          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the above described provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission their indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


Organization within the Last Five Years.






Description of Business.


                      GENERAL NATURE OF BUSINESS CONDUCTED


GENERAL



      Edentify, Inc. ("Edentify") was formed in August 2004 with the objective of becoming a leader in the development and deployment of data analysis technology-based solutions for the prevention of identity theft and fraud. It is currently a later development-stage company and expects shortly to begin realizing revenue and growth in operations. Edentify will seek to fulfill its goals by analyzing the means by which identity crimes are perpetrated and through the development of new technologies and procedures to assist corporations, the government and consumers in the fight against identity fraud and related crime.

      Edentify owns the intellectual property rights to two strategic approaches for the detection and prevention of identity fraud. They are (1) an information-based data analysis and monitoring approach and (2) a biometric technology-based approach.


     The first approach, the operations of which are carried our through our wholly-owned subsidiary, Edentify, Inc. (Delaware), is a patented (owned by us) information-based approach that analyzes identity data information for individuals in large databases and by comparison to data provided by a third-party data aggregator, is capable of detecting and scoring incidences of identity manipulation and potential theft (Identity Quotient Index(TM)) marketed as a component of our products described more fully under the heading "Edentify
(DE) Products" below. The forerunner of this technology was acquired by us from Edentification, Inc. and is currently used in screening identities used for new checking account applications at nearly every major bank in the U.S. Edentify will continue to market our enhanced version of this technology to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments.



      The second approach is a biometric technology that will be marketed through and is named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"). This novel set of algorithms combines face and voice recognition techniques for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Additionally, the system is designed as a multi-modal platform capable of combining the reading of two or more biometric technologies simultaneously.



      Edentify currently markets its data analysis technology directly and through channel partners. We currently have relationships with two such partners, Seisint (that is ancillary to our primary relationship with them as a data aggregator) and Trilegiant, and are currently actively pursuing relationships with several others. These relationships include cross-marketing and other teaming arrangements with banking associations, technology groups, affinity organizations and other groups and individual entities that are recognized by the industry and us as being within the product distribution channel. The biometric technology is currently under development and, upon completion will be marketed through strategic partners such as OEMs or value added resellers. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a defensively-robust enrollment and subsequent identity protection system.



REORGANIZATION



      On February 29, 2005, BudgetHotels Networks, Inc. ("Budget") signed an Agreement to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to receive the balance of the shares upon consummation of a reverse split or other corporate action making new shares available for issuance, so that ultimately the former Edentify stockholder and nominees will own a total of 88.2% of the outstanding common stock of Budget (hereinafter, the foregoing transaction being the "Acquisition"). Pursuant to the Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and was required to pay an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on or before July 31, 2005. Both amounts were paid to Budget in July 2005.



      Upon the reverse split becoming effective, Budget issued a total of 19,510,255 shares of its common stock to the former stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2% of the outstanding common stock of the Company. After the reverse split and subsequent issuance under the Share Rights Certificates, Edentify, formerly Budget, had a total of approximately 24,501,000 shares of common stock issued and outstanding.



      Prior to the Closing Date of the Acquisition, Budget executed a Distribution Agreement with its subsidiary InfoCenter, Inc., through which Budget carried on its then-current operating business activities, pursuant to which Budget will agree to distribute the shares of InfoCenter, Inc., to the stockholders of record of Budget as of a record date immediately prior to the Closing Date of the transaction with Edentify. Distribution of the shares of InfoCenter, Inc. is intended but not required to be made through the filing of a registration statement with the U.S. Securities and Exchange Commission by InfoCenter, Inc. Under the terms of the Agreement, the distribution was required to be completed on or before January 31, 2006. The Company has recorded a distribution payable of approximately $75,000 as of December 31, 2005.



      On January 30, 2006, we amended our Distribution Agreement with our subsidiary InfoCenter, Inc. to change the outside date for requiring the filing a registration statement for the distribution of such shares from "January 31, 2006" to "August 31, 2006.



      The operations regarding our subsidiary, InfoCenter, Inc. have been accounted for as discontinued operations in accordance with accounting principles generally accepted within the United States of America.



      The acquisition resulted in the owners and management of Edentify having effective operating control of the combined entity after the Acquisition, with the existing Budget shareholders continuing as only minority shareholders.



      Under accounting principles generally accepted in the United States (US
GAAP), the above noted acquisition is considered to be a capital transaction in substance, rather than a business combination. That is, the acquisition is equivalent to the issuance of stock by Edentify for the net monetary assets of Budget, accompanied by a recapitalization, and is accounted for as a change in capital structure. Accordingly, the accounting for the acquisition is identical to that resulting from a reverse acquisition, except that no goodwill intangible is recorded. Under reverse takeover accounting, the post reverse-acquisition comparative historical financial statements of the "legal acquirer" (Budget), are those of the "legal acquiree" (Edentify) (i.e. the accounting acquirer).



EDENTIFY (DE)  PRODUCTS



Our solutions all revolve around a core technology that is a set of data analysis pattern recognition algorithms that is capable of detecting fraudulent anomalous or suspicious behavior when compared to the historical use of individual identity information, specifically name and social security number. The process of deploying our technology includes the generation of encrypted keys that contain the content of each individual name and social security number from our customers' data as contained in their client database and a suite of software-based solutions: IDAssess(TM), IDScreen(TM) and IDAlert(TM), each of which can be marketed seperately, however, which are intended to compliment each other as part of an integrated solution for identity fraud detection and prevention. These products are currently marketed towards financial, healthcare and government institutions and not directly to consumers.



            IDASSESS(TM)



            The IDAssess product incorporates Edentify's unique IDBenchmark(TM) process that creates an Identity Quotient Index(TM) that 1) proactively associates input client records with all available historic variations of digital identity records including heretofore "anonymous" digital identity records, 2) separates "innocent" associated identity records from "suspicious" associated identity records with 3) limited false responses. This product is currently marketed through a limited, sample "test" assessment and a full-scale assessment of a customer's data.



            IDSCREEN(TM)



            Our IDScreen product compares the new applicant identity record to an external reference data base and retrieves and scores all associated variations of the new applicant data that reside in the reference database as determined by Edentify's proprietary IDBenchmark advanced pattern recognition analytics. Each score represents a certain risk profile for the each of associated variations as they compare to the new applicant identity record. We then create a risk rating for the entire group known as the Identity Quotient Index(TM) that will drive the identity management regimen deemed appropriate by the customer based on their risk thresholds. The risk rating generally places the new applicant in one of 3 categories used to evaluate the information.



            IDALERT(TM)



            Our IDAlert product detects subsequent abuses in light of new identity record feeds to the reference database of identity records and alerts either the consumer or Edentify's client based on our client's wishes. As with automobiles, identities are usually modified, damaged or used to commit a crime once they are stolen. By continuously monitoring information related to a specific identity, the owner of that identity or Edentify's client can be immediately notified if it has been compromised. As identity fraud usually precedes other types of fraud (such as credit card fraud), this type of proactive alert system is critical to mitigating the extensive, and expensive, damage perpetrated after an identity is stolen and manipulated. Given the considerable lag between when an identity is compromised and when that event is discovered, this service is a critical component of Edentify's services in defense against identity fraud.



INMOTION BIOMETRICS  PRODUCTS



            The IMB Technology is still under development in accordance with the agreements entered into between the Company and face2face animation, inc. (See sections entitled "Material Agreements" below).

     Our business operations prior to the acquisition of Edentify, Inc. generally consisted of (1) display board advertising, and (2) an online travel reservation system conducted through its website, www.budgethotels.com. All of our operations were conducted, prior to the Exchange, through our wholly-owned subsidiary, InfoCenter, Inc., the stock of which will be spun-off on or before January 31, 2006 to our stockholders of record as of March 29, 2005 pursuant to a registration statement or otherwise.


     The operations regarding our subsidiary, InfoCenter, Inc. have been accounted for as discontinued operations.




MATERIAL AGREEMENTS


     1. Agreements with face2face animation, inc.


     Our wholly-owned subsidiary, InMotion Biometrics, Inc. ("InMotion") entered into a license, development and share and warrant issuance agreement with facet2face animation, inc. ("face2face") on August 29, 2005. The Company was granted an exclusive worldwide license ("License Agreement") to make, use, import and sell certain patents, hardware, software and other technology related to the identification of persons and facial recognition. InMotion also has limited right to sub-license the technology and requires face2face to pay InMotion any royalties or fees due to third parties that are related to the technology. As consideration for the license agreement, the Company was required to issue shares of common stock and warrants pursuant to a share and warrant issuance agreement as described further below. The term of the license is perpetual.

     As part of the same transaction, InMotion also entered into a non-exclusive Development Agreement ("Development Agreement") with face2face for the joint development of hardware and software to be used for advanced acoustical and visual speech recognition and facial recognition. The term of the agreement is twelve months from the date of execution with an option to renew for an additional six months. InMotion paid face2face $1,000 upon execution of the development agreement and also provided an assurance to face2face regarding our having minimum cash deposits in the amount of $250,000 required for face2face to seek grant funding from certain state agencies of the State of New Jersey for research by face2face in furtherance of this product development.

     As part of the consideration for the License Agreement and the Development Agreement described above, the Company, on August 29, 2005 also closed on a Share and Warrant Issuance Agreement (the "Issuance Agreement") with face2face. The Issuance Agreement was entered into as a condition precedent to the performance obligations of the parties to each of the License Agreement and the Development Agreement. As part of the consideration for face2face entering into the License Agreement and the Development Agreement, We issued in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") which shall be delivered to face2face as follows: 2,500,000 Shares at closing, 2,500,000 Shares upon acceptance of the Product by the Company under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between the Company and a customer relating to the Product. The Company also issued a warrant, at closing, to face2face to purchase 1,000,000 shares of the Company's common stock at an exercise price of $1.00 per share.


     2. Agreements with Seisint.



     The Company entered into a Master Services Agreement (the "Services Agreement") with Seisint, Inc. ("Seisint") a wholly-owned subsidiary of Lexis-Nexis effective October 3, 2005 (the "Effective Date"). This Services Agreement provides for Seisint to provide certain services described below and for Edentify to perform certain duties as outlined in separate Scope of Work ("SOW")
agreements all in connection with supporting our ongoing efforts as described primarily in the first-proxy of our business description above, to assist our customers in the areas of detection and prevention of identity fraud. The
Master Services Agreement also provides that a fee will be paid to Seisint as specified in a separate SOW. The term of the Master Services Agreement begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Upon expiration of the term, all licenses granted pursuant to the Agreement or any SOW will terminate. The Master Services Agreement also provides for an indemnification by each of the parties of the other party under conditions set forth in detail in the Master Services Agreement. Except with respect to the indemnification obligations of the parties, liability under the Master Services Agreement is limited to the amount payable under the Master Services Agreement. This agreement also provides for confidentiality with respect to the information and technology being exchanged and developed. The Master Services Agreement further requires us to maintain general liability insurance with coverage of no less than $1,000,000 per claim and $2,000,000 aggregate.



          In consideration for the development and implementation of the Company's database server, assessment server(s), and required operating infrastructure within Seisint, and the initial run of the Company's key generation and update service and identity assessment processing service, the Company agreed to pay to Seisint a fee (the "Implementation Fee"). Such Implementation Fee is payable in two equal installments, with the first payment delivered on the effective date of the agreement, and the second payment delivered on or before 30 days from the date of the December 31, 2005 invoice from Seisint. Pursuant to the agreement, the Company paid the amount due upon execution of the agreement and recorded the second payment due as an accrued liability as of December 31, 2005. The Company recorded the entire fee as a prepaid expense as of December 31, 2005 and will amortize these costs over the three year term of the contract as research and development. In consideration for the ongoing services provided to the Company, including the maintenance of the Company's database server and assessment server(s) and all subsequent runs of the Company's key generation and update service and identity assessment processing services, the Company agreed to pay the Seisint fees for 2006, 2007 and 2008, respectively.

          Pursuant to the first SOW ("SOW 1"), executed simultaneously with the Master Services Agreement, Seisint is to provide all hardware, operating software (excluding certain assessment modules provided by Edentify) and data center needs necessary for the development, implementation and maintenance of servers that shall perform identification fraud detection services to our customers. Edentify is to provide the assessment modules for processing to develop a key that will allow for the detection of identification fraud. The term of SOW 1 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term. Edentify also grants to Seisint a revocable (to the extent that SOW 1 is terminable), world-wide, non-transferable, royalty-free restricted license without the right to sublicense to use the assessment modules and key generation modules solely for the purpose of performing the services contemplated by SOW 1. SOW 1 also sets forth a schedule of fees payable by Edentify to Seisint, increasing annually for each of the three years of the term and a revenue sharing formula, whereby Seisint receives a percentage of the gross revenue derived from the sale by Edentify of the product developed from the services performed under SOW 1 based on a stepped rate over the three year initial term of the agreement. SOW 1 also provides that the parties would cooperate on product development and shall negotiate in good faith on rights to resell the products jointly developed. Each party retains their respective rights in the intellectual property originated by such party and used in conjunction with the performance of the services contemplated by the agreement. Pursuant to the second SOW ("SOW 2") also, executed simultaneously with the Master Services Agreement, Edentify is to be compensated a percentage of receipts from sales of Seisint services for which Edentify originated the customer lead and was a procuring cause. The term of SOW 2 begins as of the Effective Date and continues until December 31, 2008, renewable for successive one year terms unless the non-renewing party notifies the other in writing of such non-renewal at least 90 days prior to the expiration of the respective term.




COMPETITION


Relating to Edentify Business



ID Analytics



          Not unlike our products and services, which focus on identity fraud detection and prevention, ID Analytics' products and services focus primarily in the area of identity risk management. ID Analytics provides its clients with comprehensive analytical solutions that manage identity risk throughout the customer life cycle. They have developed a technology solution called the Graph Theoretic Anomaly Detection (GTAD), their proprietary advanced pattern recognition technology, which allows clients to detect suspicious behavioral patterns related to identities as they are used across many different industries, a flexibility that we have with our solutions as well. ID Analytics' technology approach is very similar to that of Edentify, in that both companies use a pattern recognition methodology as the core of their technology solutions. One major difference between the technologies is that ID Analytics' analysis utilizes more than two identity attributes, while our analysis requires only two identity attributes. Our view of the need for utilizing a given number of identity attributes in making the identity fraud assessment forms the basis for our marketing approach with potential customers.



          ID Analytics has developed technology products that are in use today by consumer companies representing more than half of the credit and retail card market in the US, along with a large wireless retail bank and online consumer finance companies. Each of these markets represents a potential customer for our solutions as well as a compliment to the services provided by ID Analytics or as an alternative, in some instances. ID Analytics sells their solutions primarily to large financial services companies, which is the same target market as Edentify. ID Analytics has established itself in the marketplace by creating a consortium of these large financial services companies as a source of data and, in turn, developing same into a client base for its products and services. Additionally, ID Analytics has been very successful in gaining market share with a first-mover advantage and continues to be successful in securing partnerships with other technology-solution providers within the financial services companies. Because it is a private company, specific data on their market share is not readily available, however, ID Analytics presents a significant competitor to Edentify in that the target clients of both companies potentially view the companies' products as comparable. We are often required to and are becoming more successful at distinguishing our products and services to these potential customers.




Fair Isaac, Inc.



          As stated on their website, Fair Isaac is a provider of data analytics and risk scoring solutions to thousands of companies worldwide, with a particular focus on the financial services industry with their credit score
identity fraud solutions.   We interpret this information, coupled with our
management's understanding of the industry, to translate into a substantial share of our potential market. Of particular interest to us, Fair Isaac targets large banking, general and retail credit card providers and financial institutions, all of which make up key potential customers for our solutions, albeit, for potentially different applications.



          The main emphasis of their identity fraud solutions are centered around identity verification within the credit granting process, which varies significantly from our solutions which provide an analysis of an identity for a variety of applications without specific reference to the granting of credit. Additionally, our solutions differ from that of Fair Isaac in that our analysis includes the use of identities across various industries and sectors instead of confining the analysis to only the financial services industry. We believe that the differences in the utilization of our respective solutions by the financial services industry also lie in the fact that our products and services could be viewed by our potential customers as complimentary to or an expansion of Fair Isaac solutions into other applications.


INTELLECTUAL PROPERTY

          Currently, Edentify owns the IP rights to two solutions aimed at detecting and preventing identity fraud. One is a patented information-based solution that analyzes identity information of individuals in large corporate databases and is capable of detecting and scoring incidents of identity manipulation and potential theft (Identity Quotient Index(TM)). This technology is currently used in screening new checking account applications at nearly every major bank in the U.S. and will continue to be marketed to other areas of the financial services industry, as well as to large healthcare organizations and local, state and federal governments. The second intellectual property is a biometric solution (technology-based solution) marketed through and named after our wholly-owned subsidiary, InMotion Biometrics, Inc. ("IMB"), that combines face and voice recognition technologies for authenticating the identity of an individual. The IMB technology is licensed from face2face, Inc., a leading character animation company that was spun-off from Lucent Technologies, Inc. in 2000. The core capability of this technology is its facial analysis system that contains highly evolved algorithms for obtaining the inner lip contour, which can accurately measure for optimal visual speech recognition performance. Focused on high performance and reliability, the InMotion Biometrics technology offers significantly improved recognition capabilities of existing biometric technologies, eliminates the possibility of spoofing by using challenge response and reduces the inconvenience to the user.


          We have filed for registration on the primary register with the U.S. Patent and Trademark Office for our servicemark "edentify."

          Edentify markets each technology through channel partners in each specific vertical. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a foolproof enrollment and subsequent identity protection system.

GOVERNMENT REGULATION

          Our business model and technology do not require us to collect, aggregate, and retain data in order to provide the services we do. As a result, we are not currently subject to certain privacy laws and regulations that are aimed at protecting consumer information. Many of our business partners, who deal directly with individual consumer information, however, are subject to such laws and regulation. Since this area of the law rapidly and is regularly fluctuating, however, this could change at any time.


HUMAN RESOURCES



          As of February 28, 2006, our total headcount was 12, consisting of 11 full time employee ('FTE') and 1 part-time employee. Part time personnel are paid on a per diem or monthly basis. Three FTEs are engaged in our sales and marketing effort and four FTEs perform general administration, including financial and investor relations functions. We have no union employees and we believe our relationship with our employees is good.



Management's Discussion and Analysis or Plan of Operation


           MANAGEMENT'S DISCUSSION AND ANAYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

SAFE HARBOR STATEMENT - FUTURE UNCERTAINTIES


     The following discussion should be read in conjunction with the "Selected Financial Data" and our consolidated financial statements and accompanying notes contained elsewhere in this prospectus. The following discussion may contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below.






OVERVIEW






     Edentify markets our technology at present consisting of the products identified above under the heading "Edentify (DE) Products", through our channel partners. Future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with biometric technology, thereby enabling a more defensibly-robust enrollment and subsequent identity protection system. Such plans are currently being discussed by our Board of Directors and management.



     We anticipate that given the current licenses and agreements we have in place, that our business will continue to develop for Edentify (DE) Products in line with our current business plan. The trends identified in the results of our operations to date, as discussed hereinafter, represent, what we believe, are consistent with the phase of business in which we are presently.




     The trend of our revenue and income over the next several quarters depends upon several variables, however, some of which cannot at this time be ascertained definitively.

                   SELECTED FINANCIAL DATA FOR EDENTIFY, INC.


                                                                           Cumulative
                                                                         through Year
                                                      Year ended Dec.   ended Dec. 31,
                                                        31, 2004 (1)          2005
                                                      ---------------   ---------------
Net Sales or Operating Revenues                           ($14,748)      $        556
Income (loss) from Continuing Operations                  ($14,478)        (2,108,137)
Income (loss) from Continuing Operations per Share        ($ 14.75)     ($        .09)
Total Assets                                             $ 160,448       $  6,282,227
Total Long Term obligations                              $ 100,000       $    410,417






(1) Represents Edentify, Inc. on a stand alone basis prior to Edentify Acquisition.


                    SELECTED PRO FORMA FINANCIAL INFORMATION


                                    a/o December 31, 2004 (1)   a/o Dec. 31, 2005
                                    -------------------------   -----------------
Book Value per Share                         ($9.75)                  $.18
Cash Dividends Declared Per Share              None                    None






(1)  Represents Edentify, Inc. on a stand alone basis prior to Edentify
     Acquisition



At your request and at no charge to you, we will provide you with a copy of our most recent Annual Report filed on Form 10-KSB.


Aside from the transactions described herein, there have been no material changes in our affairs that have occurred since the end of the latest fiscal year.

RESULTS OF OPERATIONS

Year ended December 31, 2005 versus year ended December 31,
2004.

     Prior to the Reverse Acquisition, the primary operations of the Company were conducted through its wholly-owned subsidiary, InfoCenter, Inc. and its current operations, which differ significantly from those of InfoCenter, Inc. are conducted through our new wholly-owned subsidiary, Edentify, Inc., a Delaware corporation, and its subsidiary, InMotion Biometrics, Inc., a Delaware corporation. Therefore, comparisons herein to the prior period may not present an accurate view of the financial condition of the Company.

NET LOSS


      Our net loss in continued operations was $2,108,137 and $14,748 for the years ended December 31, 2005 and 2004, respectively. As minimal income was generated for each of these periods and we are in the development stage of our operations, the loss was primarily due to three factors: 1) general and administrative expenses of approximately $1,266,000, 2) costs associated with the development of our fraud detection service totaling $83,333 and 3) financing costs and interest expense associated with our convertible debentures and note payable balances in the current period of approximately $665,000. Our net loss in discontinued operations was approximately $7,000 for the year ended December 31, 2005 primarily due to the discontinued operations of our InfoCenter, Inc. subsidiary. Net loss per share in continued operations were $(.09) for the current period versus $(.00) in the same period 2004 while the net loss per share in discontinued operations was $(.00) for both periods.

REVENUE



            Revenue for the years ended December 31, 2005 and 2004 were approximately $600 and $0, respectively.



            In December 2005, we entered into a Scoring Services Agreement ("Agreement") with a financial institution (`Client") whereby our client will provide us with identities from Client's proprietary database for the purpose of having us utilize proprietary databases, processes and information developed by us and/or obtained from third parties to produce an "identity score" referred to as the Identity Quotient Index. We will provide this identity score using our proprietary scoring methodology, IDBenchmark, which measures the level of suspicious identity manipulation activity and potential fraud associated with each identity record provided by the Client.



            For grant of the license, the Client undertook to pay us the sum of $30,000 payable as follows: $20,000 upon execution of the agreement and $10,000 upon the completion of the 60 day acceptance period which represents the time period allotted to provide a secure interface between the two parties. In the event acceptance is not met, the Client would be entitled to a 50% refund of the initial payment of $20,000 or $10,000. In addition, the Client will pay $2,500 per month for the Scoring service for a term of three years. Upon execution of the agreement, we recorded the entire $20,000 as deferred revenue. The non-refundable portion of the up-front fee or $10,000 will be recognized into to income of the service agreement term. Upon acceptance of the product or service, the remaining $20,000 will also be recognized ratably over the term of the agreement. As of December 31, 2005, the company had received $20,000 upon execution of the agreement and had recorded approximately $19,400 as deferred revenue.



            In December 2005, we entered into an agreement with Seisint, a wholly-owned subsidiary of LexisNexis, a leading provider of legal, news, business information and risk management services, to jointly develop and market identity fraud detection solutions. We will be added to the LexisNexis Risk Management Channel Partner Group and will have access to their industry-leading partner solutions. Our addition to this group will enable us to provide financial service companies, health care organizations and government agencies a more enhanced and streamlined solution capable of assessing, detecting and preventing identity fraud. Under the terms of agreement, we and the risk management unit of LexisNexis will jointly develop and market identity fraud detection solutions that integrate our proprietary advanced identity fraud assessment, detection, and prevention technology with LexisNexis content. We will jointly market certain complimentary products and services to our respective customers.



RESEARCH AND DEVELOPMENT EXPENSE



            Research and development expense amounted to $83,333 during the current period. There were no research and development costs incurred in 2004. These costs are mainly due to the development and implementation services provided by a key vendor on database and assessment servers, as well as costs incurred on the required operating infrastructure within our key vendor's facility. In addition, we incurred costs for the initial run of our key generation and update service and identity assessment processing service on these databases for the purpose of providing identification fraud detection services to our customers.

SELLING EXPENSES



            Selling expenses amounted to approximately $84,000 in the current year. There were no selling costs incurred in 2004. These costs primarily relate to the hiring of a sales and marketing manager-level staff in the second half of 2005. We will continue to market our technology through channel partners. Our future plans include the development of an integrated product that combines our information-based ID manipulation detection capability with IMB's face recognition technology, thereby enabling a defensibly-robust enrollment and subsequent identity protection system.



GENERAL AND ADMINISTRATIVE EXPENSE



      General and administrative expense for the years ended December 31, 2005 and 2004 was approximately $1,266,000 and $14,748, respectively. General and administrative expenses consist mainly of salaries and wages, consulting fees, and professional fees Any remaining costs were from general operations.



DEPRECIATION AND AMORTIZATION



      Depreciation and amortization expense for the years ended December 31, 2005 and 2004 was $3,554 and $0, respectively. Depreciation and amortization expense increased during this period primarily as a result of the additions of computer equipment, computer software, and furniture and fixtures during 2005.



FINANCING COSTS



      Non-cash financing costs were approximately $560,000 for the year ended December 31, 2005 versus $0 in charges for the same period a year ago. Non-cash financing costs represent the amortization of discount taken on our convertible debentures. These charges are reflected in the Consolidated Statements of Operations under the caption "Financing Costs." These discounts are amortized over the life of the debentures. Please see Note 7 in the consolidated financial statements contained herein for more details on these transactions.



INTEREST EXPENSE



      Interest expense for the year ended December 31, 2005 was approximately $105,000 versus $0 a year ago. Interest expense for this period represents interest incurred on both our convertible debentures and note payable balances in 2005.



NET INCOME / LOSS ON DISCONTINUED OPERATIONS



      The loss on discontinued operations for the year ended December 31, 2005 was approximately $7,000. This loss represents the loss incurred on our subsidiary, InfoCenter, Inc., through which Budget carried on its operating business activities in the current period. Pursuant to the terms of the Distribution Agreement noted above, the distribution of the InfoCenter, Inc. subsidiary is required to be completed on or before January 31, 2006. On January 30, 2006, we amended our Distribution Agreement with our subsidiary InfoCenter, Inc. to change the date on which the requirement of filing a registration statement for the distribution of such shares from "January 31, 2006" to "August 31, 2006.



LIQUIDITY AND CAPITAL RESOURCES



      As of December 31, 2005, our principal source of liquidity consisted of approximately $1,242,000 in cash and cash equivalents. These funds should be sufficient to meet our operating cash requirements including debt service for the near term. However, we may need to raise additional funds through additional equity or debt financing or from other sources in order to develop, market and sell our software and verification products.



      On February 29, 2005, Budget signed an agreement (the "Exchange Agreement") to acquire all of the issued and outstanding shares of Edentify, Inc., a Delaware corporation ("Edentify") in exchange for issuance of 21,000,000 shares of the Company's common stock and Share Rights Certificates entitling the former stockholder of Edentify to receive the balance of the shares upon consummation of a reverse 1-for 10 split of our common stock (the "Reverse Split") or other corporate action making new shares available for issuance. The agreement was effective on April 29, 2005 subject only to the approval of the Reverse Split. Pursuant to the Exchange Agreement, Edentify deposited $75,000 into an escrow account for the benefit of Budget in conjunction with the execution of the letter of intent, and paid an additional $75,000 to Budget (with such amount to be assigned to InfoCenters, Inc.) on July 19, 2005. The Reverse Split became effective on July 13, 2005 and an additional 19,510,255 shares of our common stock was then issuable to the former sole stockholder of Edentify and his nominees associated with the Share Rights Certificate in order for such persons to hold approximately 88.2%, in the aggregate of the outstanding common stock of the Company at that time.



      As a result of the Exchange, we became the successor to Edentify's obligations under agreements entered into prior to the Exchange. The primary obligations assumed were those obligations resulting from the issuance of convertible debentures by Edentify in December 31, 2004 and in April, 2005 as part of private offerings completed by Edentify and the purchase of software and verification technology for cash, debt, and securities from Edentification, Inc. ("Edentification"). Part of the obligations assumed in connection with the Edentification acquisition included repayment of certain debts of Edentification as set forth in the transaction documents.

      The aggregate consideration to be paid for the technology purchased from Edentification was $100,000 cash plus 772,501 shares of common stock, warrants to purchase an additional 160,873 shares of common stock of the Company (the surviving corporation in the Acquisition transaction) exercisable at $2.50 per share and 160,873 shares of common stock of the Company exercisable at $5.00 per share; an assumption of debt totaling $127,000; and a convertible note agreement for $260,000. Edentification was one of the nominees of Mr. DeFranco designated to be issued shares as part of the Acquisition by Budget. In connection with our purchase of software and verification technology from Edentification, in September 2005, we entered into a note agreement with a financial institution in the principal amount of $127,000. The note matures on September 7, 2006, and we are required to make interest only payments initiating on December 7, 2005. Interest is payable at the Prime rate of interest (6.75% as of September 30, 2005). We were required to pay $127,000 into a cash collateral account as required by the terms of the note agreement.



      To finance the repayment of the debts incurred pursuant to the Edentification acquisition agreements, on April 28, 2005, Edentify issued an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006 and prepaid interest to this lender. As a result of the assumption of this obligation from Edentify, the lender has the right to convert the unpaid principal amount into shares of our common stock at a price per share of $1.00 on a post-Reverse Split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due.



      The December 2004, issuance by Edentify of convertible debentures in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of our common stock (as a result of the Acquisition) in a private placement, resulted in aggregate proceeds to the Company of $300,000.The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009. In December 2005, the debenture holders exercised 2,000,000 warrants for which the Company received gross proceeds of $300,000. The convertible debenture was issued with a $300,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.



      The April 2005, issuance by Edentify of convertible debentures in principal amount of 8% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of our common stock (as a result of the Acquisition) in a private placement, resulted in aggregate proceeds to the Company of $600,000. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21 2010. The convertible debenture was issued with a $600,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.



      Our August 2005 issuance of convertible debentures in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement, resulted in aggregate proceeds to the Company of $1,000,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010. The convertible debenture was issued with a $1,000,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.

      As a result of the transaction with face2face (See section entitled "Asset Acquisitions" above), InMotion paid face2face $1,000 upon execution of the Development Agreement and also provided other assurances regarding minimum capitalization required for face2face to obtain grant funding from certain state agencies and we became bound by an agreement to issue in the name of face2face a total of 7,500,000 shares of our common stock (the "Shares") to be delivered to face2face as follows: 2,500,000 Shares at closing of the transaction, 2,500,000 Shares upon acceptance by us of the product under the Development Agreement, and 2,500,000 Shares upon the closing of a sublicense or other agreement between us and a customer relating to the product. We also were required to issue a warrant, at closing, to face2face to purchase 1,000,000 shares of our common stock at an exercise price of $1.00 per share.



      Under EITF 96-18 Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with, Selling Goods or Services, the Company recorded the issuance and delivery of the 2,500,000 shares of the Company's common stock and 1,000,000 warrants as an investment in the licensed technology as the performance criteria of executing the agreement were met as of December 31, 2005. The Company will record the remaining delivery of 5,000,000 shares of common stock as follows: 1) 2,500,000 shares upon acceptance of the product by the Company at the fair value of the Company's stock at the date of acceptance 2) 2,500,000 shares upon the closing of s sublicense or other agreement between the Company and a customer relating to the product at the fair value of the Company's common stock at the date this requirement is met. Accordingly, the Company has recorded this licensed technology of $2,545,806 under the caption "Intangibles" as of December 31, 2005.



      After further development of this technology, and / or at the commencement of sales of products using this technology, the Company will begin to amortize, under FASB Statement No. 142, Goodwill and Other Intangible Assets, over the period which the asset is expected to contribute directly or indirectly to the future cash flows of the technology.



      In conjunction with a consulting agreement entered into by us with Redwood Consultants, LLC in September 2005, we agreed to issue 700,000 shares of our common stock with the initial 350,000 shares being issued within ten (10) business days of the date of the executed agreement and the remaining 350,000 issued not later than six (6) months from the date of the executed agreement unless terminated earlier.



      Our December 2005 issuance of convertible debentures in principal amount of 6% senior convertible debentures due on December 10, 2007, and warrants to receive an aggregate of 2,100,000 shares of common stock of the Company in a private placement, resulted in aggregate proceeds to the Company of $1,050,000. Interest is due quarterly at a rate of 6% per annum on the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,100,000 shares of common stock at a price of $0.50 per share at any time commencing on December 10, 2005 through December 10, 2010. The convertible debenture was issued with a $1,050,000 discount due to the fair value ascribed to the detachable warrants utilizing the Black Scholes method. The discount is being amortized as financing costs over the two year life of the debenture.



      As of February 28, 2006, the debenture holders and lenders had not converted any portion of their note or debentures.


     Because of our long-term capital requirements, we may seek to access the public equity market whenever conditions are favorable, even if we do not have an immediate need for additional capital at that time. Any additional funding may result in significant dilution and could involve the issuance of securities with rights, which are senior to those of existing stockholders. We may also need additional funding earlier than anticipated, and our cash requirements, in general, may vary materially from those now planned, for reasons including, but not limited to, changes in our development and sales and marketing efforts, competitive and technological advances and higher than anticipated expenses and lower than anticipated revenues from the sale of our products.

     There can be no assurances that we will raise adequate funds from these or other sources, which may have a material adverse effect on our ability to develop, market and sell our products.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK


     We had approximately $1,242,000 in cash and cash equivalents at December 31, 2005. To the extent that our cash and cash equivalents exceed our near term funding needs, we invest the excess cash in three to six month high quality interest bearing financial instruments. We employ established conservative policies and procedures to manage any risks with respect to investment exposure.


     We have not entered into, and do not expect to enter into, financial instruments for trading or hedging purposes.

Description of Property.


     Edentify leases approximately 2,819 square feet of space for its headquarters at 74 West Broad Street, Suite 350, Bethlehem, Pennsylvania. The lease is for a term of three years with monthly payments of rent and a proportionate share of building operating expenses. Both the rent amount and the operating expense payments have provisions for increases which are pro-rated per month for the remaining months on the lease.


Certain Relationships and Related Party Transactions.



     The acquisition of Edentify, Inc. by Budgethotels Network, Inc. by means of a share exchange (the "Acquisition") as described above was effective as of March 29, 2005. As a result of the Acquisition, certain institutional investors of Edentify (i.e., Bridges & Pipes, LLC, Bushido Capital Master Fund, L.P., and Gamma Capital Opportunity Fund, L.P.) became our shareholders.


     The December, 2004 issuance of securities (assumed from Edentify, Inc.) consisted of the issuance of an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement to two institutional investors. These warrants were exercised for cash in December, 2005. The investors were granted registration rights for the shares underlying their conversion of the debentures and the exercise of the warrants.


     The April, 2005 issuance of securities (assumed from Edentify, Inc.) consisted of an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement to two institutional investors from the December, 2004 offering as well as another institutional investor. Interest is due quarterly at the rate of 6% per annum of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010. The investors were granted registration rights for the shares underlying their conversion of the debentures and the exercise of the warrants.



     These same institutional investors were also the must significant investors in our August, 2005 private offering as well as participating in our December, 2005, private offering. (See "Description of Securities" below).






     Craig DeFranco, our Controller, and an employee of the Company, is a family member of our Chief Executive Officer and receives a salary in excess of $60,000 annually for his services.



Market for Common Equity and Related Stockholder Matters


     Our Common Stock is presently quoted, under the symbol "EDFY" on the OTC Bulletin Board. Prior to July 2005, our symbol was "BUDH". In July 2005, the symbol was changed as a result of our name change. Set forth below are the high and low closing bid quotations for our common stock for each quarter of the last two full fiscal years and a portion of the current year, as reflected on the electronic bulletin board. The quotations listed below represent prices between dealers and do not include retail mark-up, markdown or commission, and there can be no assurance that they represent actual transactions.

                                FISCAL YEAR 2005

Quarter    High    Low
-------   -----   -----
  1st     $0.81   $0.25
  2nd     $0.75   $0.42
  3rd     $1.18   $0.41
  4th     $0.75   $0.56

                                FISCAL YEAR 2004

Quarter    High    Low
-------   -----   -----
  1st     $0.60   $1.10
  2nd     $0.90   $0.40
  3rd     $0.65   $0.25
  4th     $0.59   $0.26

                                  STOCKHOLDERS


          As of March 31, 2006, there were approximately 71 holders of record of our common stock. Because a substantial portion of our shares are held by a depository company in nominee name, we believe the number of beneficial owners of the securities is substantially greater than 71.


                                    DIVIDENDS

          We have not paid any dividends on our common stock. Our notes prohibit the payment of dividends. There are no plans to declare dividends in the immediate future.

-


Executive Compensation.



                 EXECUTIVES' ANNUAL AND LONG-TERM COMPENSATION



                                                                  LONG-TERM COMPENSATION
                                                            ---------------------------------
                                              ANNUAL                  AWARDS
                                           COMPENSATION     -----------------------
                                         ----------------   RESTRICTED   SHARES
     NAME AND PRINCIPAL                   SALARY            STOCK        UNDERLYING
          POSITION            YEAR(1)       ($)     BONUS   AWARDS       OPTIONS      PAYOUTS
---------------------------   ------     --------   -----   ----------   ----------   -------
Terrence M. DeFranco,
   Chief Executive Officer    2005       $117,500    -0-        n/a      416,667(1)     n/a
Thomas J. Harkins,
   Chief Operating Officer    2005       $ 75,000    -0-        n/a      208,333(2)     n/a
Kenneth R. Vennera,
   General Counsel/
   Chief Legal Officer        2005          -0-      -0-        -0-          -0-        -0-


Notes


(1)  Edentify did not pay any compensation in 2004.


                OPTION/WARRANT GRANTS IN CAST FISCAL YEAR (2005)





                                           PERCENT                                                       VALUE OF
                          NUMBER OF        OF TOTAL                                                   UNEXERCISED
                          SECURITIES       GRANTS                                                    IN-THE-MONEY
NAME AND PRINCIPAL        UNDERLYING       TO EMPLOYEES       EXERCISE       EXPIRATION           OPTIONS AT YEAR
     POSITION             OPTIONS          IN FISCAL YR       PRICE          DATE                         END ($)
------------------        ----------       ------------       --------       ---------------      ---------------
Terrence DeFranco,         416,667            35.62%             (1)         5 yrs from date          (3)(4)
   CEO                                                                          of grant
Thomas J. Harkins          208,333            17.81%             (2)         7 yrs from date          (3)(4)
   COO                                                                          of grant



Notes



(1) 1/3 exercisable at $0.75 per share, 1/3 exercisable at $2.00 per share and 1/3 exercisable at $5.00 per share.



(2)  Exercisable at $0.75 per share.



(3)  No options or warrants were exercised in the year ended December 31, 2005.



(4) None of the options/ warrants vested as of December 31, 2005 were in the money.

                         EDENTIFY, INC AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Certified,
Public Accounting Firm. ......................................   F-2

Consolidated Balance Sheets at December 31, 2004 and 2005 ....   F-3

   Consolidated Statements of Operations for each of the years
   ended December 31, 2004 and 2005 ..........................   F-4

   Consolidated Statements of Changes in Stockholders' Equity
   and Comprehensive (Loss) for each of the years ended
   December 31, 2004 and 2005 ................................   F-5

   Consolidated Statements of Cash Flows for each of the years
   ended December 31, 2004 and 2005 ..........................   F-6

   Notes to Consolidated Financial Statements ................   F-8

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.


None.

                              AVAILABLE INFORMATION


We have filed with the Commission, Washington, D.C. 20549, a Registration Statement on Form SB-2 under the Securities Act with respect to our common stock offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our common stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as a part of the Registration Statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete; reference is made in each instance to copy of such contract or any other document filed as an exhibit to the registration statement. Each such statement is qualified in all respects by such reference to such exhibit. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended and in accordance therewith file annual, quarterly and special reports, proxy statements and other information with the SEC. The registration statement, including exhibits and schedules thereto, may be inspected without charge at the Commission's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Commission, 100 F. Street, N.W., Washington, D.C. 20549, after payment of fees prescribed by the Commission. The Commission also maintains a WorldWideWebsite that provides access to reports, proxy and information statements and other information regarding registrants that file electronically with the address http://www.sec.gov.

                                     Part II

                     Information Not Required in Prospectus


Indemnification of Directors and Officers.


          Our bylaws provide that we will indemnify our officers and directors for costs and expenses incurred in connection with the defense of actions, suits, or proceedings against them on account of their being or having been directors or officers of, absent a finding of misconduct in the performance of their duties.


Other Expenses of Issuance and Distribution


          We estimate that the expenses of this registration, other than underwriting discounts and commissions (of which there are none), will be less than $5,000. Although the securities are being registered for resale by securityholders, the securityholders are not required to pay these expenses.


Recent Sales of Unregistered Securities.



          Based upon information provided by former management of Budgethotels Network, Inc., the following disclosures are provided in respect of sales and other issuances of unregistered shares of common stock of the Company, during the period from January, 2004 through May, 2005.



          On January 20, 2004, Budgethotels Network, Inc. ("Budget") issued the following number of shares of common stock to the persons listed herein after as part of a private offering that former management of the Company believes was exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended:
250,000 shares to Gary Kneier, a Canadian individual; 200,000 shares to Dalip Kalar, a Canadian individual; 250,000 shares to Angel International Acquisitions, S.A., a U.K. firm, and 1,200,000 to Ming Capital Enterprises, Inc., a Panamanian firm.



          As part of the aforementioned offering, on January 31, 2004, Budget also issued 1,250,000 shares to 11124057 Investments Ltd, a Canadian firm; on February 1, 2004, budget issued 1,250,000 shares to WMDC Investments Ltd., a Canadian firm; and on February 16, 2004, Budget issued 1,000,000 shares to Victor Nostas, a Colorado individual.



          On April 10, 2004, Budget issued the following number of shares of common stock to the persons listed hereinafter, as part of a private offering that former management of the Company believes was exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended: 1,000,000 shares to Michael R. and Mary A. Jones, jointly, Connecticut individuals; 200,000 shares to Jennifer Gec, a Canadian individual; 1,000,000 shares to John Sweeney, a New York individual; 250,000 shares to Steven Betzios, a Connecticut individual; 25,000 shares to Carolyn Saxby, a Canadian individual and 25,000 shares to Penni Anderson, a Canadian individual.



          As part of the aforementioned offering, on April 16, 2004, Budget also issued 300,000 shares to Myron Landin an individual; on August 10, 2004, Budget issued 250,000 shares to Robert C. Wending; and on September 1, 2004, Budget issued 250,000 shares to Robert G. Cookson and 250,000 shares to Jeffrey
D. Ix.



          Present management does not have any further knowledge as to the information provided by the Company to the aforementioned investors in connection with such investment.



          In connection with the Acquisition by Edentify, on April 29, 2005, Budget issued 19,000,000 shares to Terrence DeFranco and his nominees and 2,000,000 to John Schwartz as an additional nominee. Former management of Budget believes these issuances to be exempt pursuant to Section 4(2) of the Securities Act of 1933, as amended. Messrs DeFranco and Schwartz are sophisticated investors and reviewed extensive due diligence on the Company in connection with the Acquisition transaction. Each of them was given the opportunity to ask questions of former management of the Company in connection therewith.



          All of the aforementioned shares issued between January, 2004 and May, 2005 were subject to a 1-for-10 Reverse split of the Company's common stock that was effective July 20, 2005 and are disclosed on a pre-Reverse split basis.



          In connection with the entry into the Share Exchange transaction with Budgethotels, we assumed the obligation to issue an aggregate of $300,000 in principal amount of 8% senior convertible debentures due on December 31, 2006, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $300,000 in connection with the December 31, 2004 offering by Edentify. The debenture is one of a series of 8% senior secured convertible debentures. Interest is due quarterly at 8% of the outstanding principal. Each debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.15. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.15 per share at any time commencing on December 31, 2004 through December 31, 2009. These Securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended. The purchasers are each an institutional investor and each was given access to information and the opportunity to perform due diligence and ask questions of the Company in relation thereto.



      We further assumed, as a result of the Share Exchange with Budgethotels, the obligation to issue an aggregate of $600,000 in principal amount of 6% senior convertible debentures due on April 21, 2007, and warrants to receive an aggregate of 1,875,000 shares of common stock of the Company in a private placement for aggregate proceeds of $600,000 in connection with the April 21, 2005 offering by Edentify. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.32. The warrants are to acquire an aggregate of 1,875,000 shares of common stock at a price of $0.32 per share at any time commencing on April 21, 2005 through April 21, 2010. These Securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended. The purchasers are each an institutional investor and each was given access to information and the opportunity to perform due diligence and ask questions of the Company in relation thereto.



     Also, as a result of the Share Exchange transaction with Budget, we assumed the obligation to issue an aggregate of $260,000 in principal amount of a 10% note payable to an individual due on March 31, 2006. This note was issued on April 28, 2005. The lender has the right to convert the unpaid principal amount into shares of our common stock at a price per share of $1.00 on a post-1-for-10 Reverse Split basis. The lender cannot convert less than $25,000 at one time unless there remains less than $25,000 due. These Securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended. The purchaser is a sophisticated investor and was given access to information including business information regarding Edentify, Inc. (DE) and the then pending transaction with Budget Hotels Network Inc. and the opportunity to ask questions of the Company in relation thereto.



     On August 29, 2005, we issued an aggregate of $1,000,000 in principal amount of 6% senior convertible debentures due on August 29, 2007, and warrants to receive an aggregate of 2,000,000 shares of common stock of the Company in a private placement for aggregate proceeds of $1,000,000. The debenture is one of a series of 6% senior secured convertible debentures. Interest is due quarterly at 6% of the outstanding principal. The debenture is convertible into shares of common stock at the option of the holder equal to the principal amount converted divided by $0.50. The warrants are to acquire an aggregate of 2,000,000 shares of common stock at a price of $0.50 per share at any time commencing on August 29, 2005 through August 29, 2010. These Securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended. The purchasers are each an institutional investor and was given access to information and the opportunity to ask questions of the Company in relation thereto.



     On September 19, 2005, pursuant to the consulting agreement with Redwood Consultants, LLC we issued 350,000 shares of our common stock and are obligated to issue an additional 350,000 not later than six (6) months from the date of the executed agreement. These Securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended. The purchasers are each an institutional investor and each was given access to information and the opportunity to ask questions of the Company in relation thereto.

      In connection with the formation of our Advisory Board, we issued 20,000 shares of our common stock to each of the five persons appointed thereto. These Securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended. The purchasers/issuees are each a sophisticated investor and each was given access to information and the opportunity to ask questions of the Company in relation thereto.




     On January 1, 2006, we issued 12,000 shares of our common stock to our general counsel in connection with his employment. These Securities were issued pursuant to the exemption set forth in Section 4(2) of the Securities Act of 1933, as amended. The purchaser/issuee is an officer of the Company,a sophisticated investor who was given access to information and the opportunity to ask questions of the Company in relation thereto.



Exhibits.


Unless otherwise indicated filed herewith are the following exhibits:


Exhibit No.   Description of Document
-----------   -----------------------
2.1           Share Exchange Agreement by and between Budgethotels Network, Inc.
              and Edentify, Inc. attached as an exhibit to the Company's 8-K filed on May 5, 2005.

2.3           Asset Acquisition Agreement by and between Edentify, Inc. and
              Edentification, Inc. dated as of March 31, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

3.1(a) Certificate of Incorporation attached as an exhibit to the Company's Form 10 filed with the Securities and Exchange
              Commission on March 24, 2000

3.1(b)        Certificate of Correction to Amendment to Certificate of
              Incorporation dated July 15, 2005, filed as an exhibit to the
              Company's registration statement on Form SB-2 filed on January 18,
              2006

3.1(c) Amendment to Certificate of Incorporation dated July 13, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

3.1(d) Amendment to Certificate of Incorporation dated August 14, 2001, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

3.2 By-laws attached as an exhibit to the Company's Form 10 filed with the Securities and Exchange Commission on March 24, 2000

4.2           Form of Securities Purchase Agreement dated as of December 31,
              2004, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.3 Form of Convertible Debenture dated as of December 31, 2004, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.4 Form of Warrant dated as of December 31, 2004, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.5           Form of Registration Rights Agreement dated as of December 31,
              2004, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.6 Form of Security Agreement dated as of December 31, 2004, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.7 Form of Securities Purchase Agreement dated as of April 21,2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.8 Form of Convertible Debenture dated as of April 21,2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.9 Form of Warrant dated as of April 21,2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January
              18, 2006

4.10 Form of Registration Rights Agreement dated as of April 21,2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.11 Form of Security Agreement dated as of April 21,2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.12 Form of Securities Purchase Agreement dated as of August 29, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.13 Form of Convertible Debenture dated as of August 29, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.14 Form of Warrant dated as of August 29, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.15 Form of Registration Rights Agreement dated as of August 29, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.16 Form of Security Agreement dated as of August 29, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.17          Form of Securities Purchase Agreement dated as of December 10,
              2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.18 Form of Convertible Debenture dated as of December 10, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.19 Form of Warrant dated as of December 10, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.20          Form of Registration Rights Agreement dated as of December 10,
              2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

4.21 Form of Security Agreement dated as of December 10, 2005, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

 5.1          Opinion on Legality

10.1 Patent and Technology License Agreement, Development Agreement, and Share and Warrant Issuance Agreement by and between face2face animation, Inc. and the Company dated as of May 27, 2005 attached as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on August 30, 2005.

10.2 Master Services Agreement, Scope of Work 1 and Scope of Work 2 entered into by and between the Company and Seisint, Inc. as of October 3, 2005 attached as an exhibit to the Company's Form 8-K filed with the Securities and Exchange Commission on October 27, 2005.

10.3          Employment Agreements by and between the Company and Terrence
              DeFranco, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

10.4          Employment Agreement by and between the Company and Thomas J.
              Harkins, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

10.5          Employment Agreement by and between the Company and Kenneth R.
              Vennera, filed as an exhibit to the Company's registration statement on Form SB-2 filed on January 18, 2006

14.1 Code of Ethics filed as an exhibit to the Company's Form 10K-SB filed on March 30, 2006.

23.1          Consent of Cinnamon, Jang, Willoughby & Company, CPAs



Undertakings.


The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


(2) That, for the purpose of determining any liability to any purchaser under the Securities Act of 1933:




    (i) Each prospectus filed by the undersigned small business issuer pursuant to Rule 424(b)(3)(Section 230.424(b)(3) of this chapter) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and






    (ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) (Section 230.424(b)(2), (b)(6), or (b)(7) of this chapter) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) (section 230.415(a)(l)(i),
    (vii), or (x) of this chapter) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referenced in Item 15 of this registration statement or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether the indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of this issue.

                                   Signatures

          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned in the City of Bethlehem, Pennsylvania on the date below.

                                        EDENTIFY, INC. (Registrant)



                                        By: /s/ Terrence DeFranco
                                            ------------------------------------
                                            Terrence DeFranco,
                                            Chief Executive Officer, Principal
                                            Financial Officer, and Director

                                        Date: May 12, 2006



          In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


                                        By: /s/ Thomas J. Harkins
                                            ------------------------------------
                                            Thomas J. Harkins,
                                            Chief Operating Officer


                                        Date: May 12, 2006



                                        By: /s/ Kenneth R. Vennera
                                            ------------------------------------
                                            Kenneth R. Vennera, Chief Legal
                                            Officer/General Counsel


                                        Date: May 12, 2006



                                        By: /s/ Craig DeFranco
                                            ------------------------------------
                                            Craig DeFranco, Controller



                                        Date: May 12, 2006



                                        By: /s/ Michael Preston
                                            ------------------------------------
                                            Michael Preston, Director

                                        Date: May 12, 2006



                                        By: /s/ Eric J. Gertler
                                            ------------------------------------
                                            Eric J. Gertler, Director

                                        Date: May 12, 2006